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Exhibit 4.4

                                DAKTRONICS, INC.
                    1993 OUTSIDE DIRECTORS STOCK OPTION PLAN
                                   AS AMENDED

                                       I.
                                 PURPOSE OF PLAN

         1.1 The purpose of the Daktronics, Inc. 1993 Outside Directors Stock Option Plan (the "Plan") is to provide a means whereby Daktronics, Inc. (the "Company") may grant options to purchase common stock of the Company to those members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries ("Eligible Directors"). Options granted under the Plan are not intended to and do not qualify as incentive stock options as described in Section 422A of the Internal Revenue Code (the "Code").

                                       II.
                    NUMBER OF SHARES AVAILABLE UNDER THE PLAN

         2.1 Options will be granted by the Company at the times described below, to Eligible Directors to purchase an aggregate of up to 160,000 shares of common stock, without par value, of the Company (after giving effect to the 10-for-1 stock split authorized on the Common Stock on November 18, 1993) and 160,000 shares shall be reserved for options granted under the Plan (subject to adjustment as provided in Section 4.9 below). The shares issued upon exercise of options granted under the Plan may be authorized and unissued shares or reacquired shares held by the Company. If any option granted under the Plan shall terminate, expire or with the consent of the optionee, be canceled as to any shares, new options may thereafter be granted covering such shares without affecting the amount of the option reserve noted above.

                                      III.
                                 ADMINISTRATION

         3.1 The Plan shall be administered by a Committee consisting of the President and Chief Financial Officer of the Company who are not eligible to participate in the Plan (the "Committee"). Committee members shall have no discretion concerning the grant of options, the price at which options are to be granted or times at which options may be exercised.

         The Committee may interpret the Plan, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan and make other determinations and take such other action as it deems necessary or advisable. No such action will affect the rights of Eligible Directors who have been granted options prior to such action. Any interpretation or other action made or taken by the Committee shall be final, binding and conclusive.

                                       IV.
                              TERMS AND CONDITIONS

         4.1 Time of Grant and Form. Each option granted under the Plan shall be evidenced by an option agreement which shall be subject to the terms and conditions of the Plan, for the following respective grants of options:

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         (a)      Each Eligible Director of record on November 18, 1993 whose term expires at the 1994 annual meeting of shareholders shall receive a grant of options for the purchase of 1,000 shares of common stock of the Company effective November 18, 1993.

         (b) Each Eligible Director of record on November 18, 1993 whose term expires at the 1995 annual meeting of shareholders shall receive a grant of options for the purchase of 2,000 shares of common stock of the Company effective November 18, 1993.

         (c) Each Eligible Director of record on November 18, 1993 whose term expires at the 1996 annual meeting of shareholders shall receive a grant of options for the purchase of 3,000 shares of common stock of the Company effective November 18, 1993.

         (d) Each Eligible Director who is appointed, elected or re-elected to the Board of Directors on or after August 19, 1998, shall receive a grant of options for the purchase of shares of common stock of the Company, effective on the date of appointment, election or re-election to the Board in an amount equal to 3,000 options for each year of the term of that person's directorship (i.e., 3,000 options for a one year term, or lesser period; 3,000 options for a two year term, or lesser period exceeding one year; or 9,000 options for a three year term, or lesser period exceeding two years).

The foregoing respective dates of grant are referred to herein as the "Grant Date." Notwithstanding the foregoing, if on the scheduled Grant Date, the President determines, in his discretion, that the Company is in possession of material, undisclosed information that would prevent the Company from issuing securities, then the grant of options to Eligible Directors pursuant to this
Section 4.1 will be suspended until the third day after public dissemination of such information. The President may only suspend the grant; the amount and other terms of the grant will remain as set forth in the Plan, with the exercise price of the option to be determined in accordance with the Plan on the date the option is finally granted.

         4.2 Exercisability. Subject to Sections 4.6 and 4.7 below, each option agreement dated prior to August 19, 1998 shall provide that the option will vest and become first exercisable annually in increments of 1,000 shares of Common Stock commencing on the first anniversary of the Grant Date. Subject to Sections
4.6 and 4.7 below, each option agreement date on or after August 19, 1998, shall provide that the option will vest and become first exercisable annually in increments of 3,000 shares of Common Stock commencing on the first anniversary of the grant date. If the Plan is not approved by the shareholders, all options granted under the Plan shall thereupon lapse.

         4.3 Option Period. Subject to Sections 4.6 and 4.7 below, each option agreement shall provide that the option shall expire at the end of seven (7) years from the date granted or upon dissolution of the Company, if earlier.

         4.4 Option Price. The exercise price per share for options granted under the Plan shall be the "Fair Market Value" (as defined herein) as of the Common Stock on the Grant Date. As used herein, "Fair Market Value" shall mean:
(a) the average between the high and low reported sale prices for the Common Stock on the date of determination (or, if there were no such sales on that date, on the next most recent date on which there were such sales) as reported on the

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Composite Tape if the Common Stock is listed on the New York Stock Exchange
("NYSE") or on the National Association of Securities Dealers National Market System ("NMS"), (b) if the Common Stock is not then listed on the NYSE or the NMS, the average between the closing bid and asked price quotations for the Common Stock on that date (or if none on that date, on the next most recent date on which there were such quotations) as reported by the National Association of Securities Dealers Automatic Quotation System or any successor thereto or (c) if the Common Stock is not then listed as described above, such value as is reasonably determined by the Committee based on the then current fair market value of the Common Stock.

         4.5 Payment of Option Price. The purchase price of the shares as to which an option shall be exercised shall be paid in cash, check, bank draft or money order made payable to the Company, or by a "cashless exercise" procedure established between the Company and a stock brokerage firm, subject to compliance with applicable securities laws.

         4.6 Exercise in the Event of Death or Ceasing to be a Board Member. Each option agreement shall be subject to the following:

         (a) If an optionee ceases to be a director of the Company (other than by death or a "Change in Control" (as defined herein)), the options which are then exercisable (vested) may be exercised until seven (7) years from the date of grant, and shall thereafter lapse.

         (b) If an optionee ceases to be a director of the Company because of death or a "Change in Control," all outstanding options, whether or not vested, shall immediately become exercisable until seven (7) years from the date of grant, and shall thereafter lapse.

Options that are not exercisable (not vested) as of the date an optionee ceases to be a director of the Company (other than by death or due to a Change in Control) shall immediately lapse on that date.

         4.7 Change in Control. A "Change in Control" shall, unless the Board otherwise directs by resolution adopted prior thereto, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act")) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting capital stock of the Company ("Voting Stock") or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to said combination, own 50% or more of the resulting entity's Voting Stock shall not, by itself, be considered a change in control for the purposes of this Plan.

         4.8 Adjustment of Number of Shares. If, and to the extent that, the number of issued shares of the Capital Stock of the Company shall be increased or reduced by change in par value, recapitalization, reorganization, merger, consolidation, split up, distribution of a dividend payable in stock or the like, the number of shares subject to the option and the option price therefor shall be equitably adjusted by the Committee consistent with such change to prevent substantial dilution or enlargement of the rights granted to or available to optionees.

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         Subject to the foregoing, the grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         4.9 No Rights as Stockholder. An optionee shall not, by reason of any option granted hereunder, have any right of a stockholder of the Company with respect to the shares covered by his or her option until such shares shall have been issued to the optionee.

         4.10 No Obligation to Exercise Option. The granting of an option shall impose no obligation upon the optionee to exercise such option. Neither shall the Plan confer upon the optionee any rights respecting continued directorship.

         4.11 Withholding Taxes. Prior to the delivery of any certificates or certificates for shares issuable upon exercise of an option, the Company shall have the right to require any optionee to remit to the Company an amount sufficient to satisfy any federal and state withholding or other taxes, if any, resulting from such option exercise. Payment of such amount may be made in the same manner as payment of the exercise price or by tendering previously owned shares of the Company's Common Stock with a Fair Market Value (as defined herein) on the date of exercise equal to such amount, subject to compliance with applicable securities laws.

         4.12 Common Stock Acquired for Investment. Common Stock acquired by an optionee under this Plan by exercise of any option shall be acquired by the optionee for investment and without intention of resale, unless, in the opinion of counsel of the Company, such common stock may be purchased without any investment representation. Where an investment representation is deemed necessary, the Committee may require a written representation to that effect by the optionee as a condition of the optionee exercising an option under this Plan, and the Committee may place an appropriate legend on the common stock issued to the optionee indicating that such common stock has not been registered under federal or state securities laws. Each option shall be subject to the requirement that if, at any time, the Committee shall determine in its discretion that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance or purchase of shares thereunder, then such option shall not be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Nothing contained herein shall require the Company to register the options or the shares of voting common stock purchased upon the exercise of said options.

         4.13 Liquidation. Upon the complete liquidation of the Company, any unexercised options theretofore granted under this Plan shall be deemed canceled, except as otherwise provided in the Plan in connection with a merger, consolidation or reorganization of the Company.

         4.14 Transfer of Option. Each option granted hereunder shall, by its terms, not be transferable by the optionee other than by will or by the laws of descent and distribution, and shall be, during the optionee's lifetime, exercisable only by the optionee. Except as permitted by the preceding sentence, each option granted under the Plan and the rights and privileges thereby conferred shall not be transferred, assigned or pledged in any way (whether by operation of law or otherwise), and shall not be

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subject to execution, attachment or similar process. Upon any attempt to so transfer, assign, pledge, or otherwise dispose of the option, or of any right or privilege conferred thereby, contrary to the provisions of the option or the Plan, or upon levy of any attachment or similar process upon such rights and privileges, the option, and such rights and privileges, shall immediately become null and void.

         4.15 Governing law. The Plan shall be governed by and construed in accordance with the internal laws of the State of South Dakota without reference to the principles of conflicts of law thereof.

         4.16 Expiration Date. The Plan shall terminate November 17, 2003, or on such earlier date determined by the Board. Any termination shall not affect any options then outstanding under the Plan. No options may be granted after termination.

                                       V.
                            AMENDMENT AND TERMINATION

         5.1 The Board may from time to time amend, suspend or discontinue the Plan provided that, subject to the provisions of Section 4.8 above, no action of the Board may permit the granting of any option at the option price less than that determined in accordance with Section 4.4 above; adjust or change the Grant Date determined under Section 4.1 above; or shorten the period provided for in
Section 4.3 above. However, the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to him or her under the Plan. The Board may, subject to limitations in the Plan, modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options to the extent unexercised.

                                       VI.
                                 EFFECTIVE DATE

         6.1 The Plan was adopted by the Board of Directors of the Company effective November 18, 1993, and its effectiveness is subject to approval by the shareholders of the Company. The plan was amended effective August 19, 1998, and the effectiveness of the amendment is subject to approval by the shareholders of the Company.